RCI Reports 2Q22 Club and Restaurant Sales; Strong Performance Continuing
HOUSTON—April 12, 2022—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants for the fiscal 2022 second quarter ended March 31, 2022. Sales do not include non-core operations and are preliminary and subject to final closing. Full 2Q22 financial results are expected by May 10.
Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., said, “We had a strong 2Q22, with favorable trends in March and new developments expected to benefit 3Q22 and 4Q22. As we have seen a return to more normal everyday life around the country, people just want to go out and have fun.”
•Total Club & Restaurant Sales: RCI reported total club and restaurant sales of $63.0 million and $124.2 million for the second quarter and first six months of FY22, respectively.
•Record $24 Million March Sales: While January was affected by Omicron and February by severe weather, March was a record month, with approximately $24 million in sales.
•October Acquisitions Improving: The 11 acquired clubs added $8.4 million in sales or approximately 93% of their pre-COVID, January-March 2019 sales and 95% of their March 2019 sales.
•Northern Clubs Rebounding: Sales for eight Northern clubs (excluding recent acquisitions) hit a 12 month high in March. These clubs, which traditionally do substantial VIP business, were most affected by prior COVID restrictions.
•Other New Locations Doing Well: Another club acquired in November and the Bombshells that opened in December also continued to perform well in 2Q22.
•Ongoing Share Buybacks: More than 55,000 shares were purchased during 2Q22 and 3Q22 to date, for approximately $3.4 million, or an average of $62.02 per share.
•Non-Income Producing Property Sales: An excess parcel of real estate was sold for $2.1 million in 2Q22. Two more under contract for sale, for a total of $7.7 million, are expected to close by year end FY22.
•New & Reopened Locations: Scarlett’s Cabaret Louisiana (formerly Temptations) opened late 2Q22. Another rebranded/reformatted club and the first Bombshells franchise are expected to open in San Antonio in 3Q22. During 2Q22, a property for the 12th company-owned Bombshells was acquired using bank financing.
•Harnessing New Technology to Drive Club Traffic: Tootsie’s and Scarlett’s Cabarets in Miami became the company’s first clubs in March to accept Bitcoin. Later in 3Q22, RCI anticipates the launch of the AdmireMe fan site and minting of the Tip-N-Strip non-fungible token (NFT) guest benefits program.

($ in Millions)	2Q22 Total Sales	Total Sales vs. 2Q21	Same-Store Sales vs. 2Q21*
Combined	$63.0	+44.8%	+9.0%
Nightclubs	$47.7	+57.1%	+12.1%
Bombshells	$15.3	+16.5%	+2.3%
* Eight clubs were not included in SSS calculations as they were not open enough days in the year-ago quarter.

($ in Millions)	6M22 Total Sales	Total Sales vs. 6M21	Same-Store Sales vs. 6M21
Combined	$124.2	+52.6%	+14.8%
Nightclubs	$94.1	+70.4%	+20.0%
Bombshells	$30.1	+15.2%	+5.0%

Note: The COVID pandemic first impacted sales in RCI’s 2Q20 when all locations were required to close mid-March 2020. Bombshells and some Nightclubs began to reopen May 2020. All Nightclubs were not fully reopened to their full operating hours until 4Q21. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) www.rcihospitality.com
With more than 50 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas-Fort Worth, Houston, Miami, Minneapolis, Denver, St. Louis, Charlotte, Pittsburgh, Raleigh, Louisville, and other markets operate under brand names such as Rick's Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2021, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media and Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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